Exhibit 1.2

 CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Consolidated Financial Statements

For the years ended December 31, 2018 and 2017

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Correvio Pharma Corp.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Correvio Pharma Corp. and subsidiaries (the Company) as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 13, 2019 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a history of incurring operating losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its accounting policies for revenue recognition and classification of restricted cash in the cash flow statements due to the adoption of ASU 2014-09 – Revenue from Contracts with Customers and ASU 2016-18 – Statement of Cash Flows: Restricted Cash, respectively.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

Correvio Pharma Corp. Page 2

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2006.

Vancouver, Canada
March 13, 2019

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Correvio Pharma Corp.:

Opinion on Internal Control Over Financial Reporting

We have audited Correvio Pharma Corp. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission”.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes collectively, the consolidated financial statements, and our report dated March 13, 2019 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

Correvio Pharma Corp. Page 2

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Vancouver, Canada

March 13, 2019

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Consolidated Balance Sheets

(Expressed in thousands of U.S. dollars, except share amounts)

	December 31, 2018	December 31, 2017

Assets

Current assets:
Cash and cash equivalents	$15,596	$22,081
Restricted cash (note 6)	1,974	2,100
Accounts receivable, net of allowance for doubtful accounts of $102 (2017 - $125)	7,723	6,383
Inventories (note 7)	4,158	4,611
Prepaid expenses and other assets	841	961
	30,292	36,136

Property and equipment (note 8)	512	416
Intangible assets (note 9)	26,469	27,806
Long-term inventories (note 7)	1,663	1,816
Goodwill	318	318
Deferred income tax assets (note 16)	383	320
	$59,637	$66,812

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities (note 10)	$9,403	$7,701
Current portion of deferred revenue (note 2(l))	-	207
	9,403	7,908

Long-term debt, net of unamortized debt issuance costs (note 11)	41,517	40,000
Deferred revenue	1,252	2,502
Other long-term liabilities	555	212
	52,727	50,622

Stockholders’ equity:
Common stock	359,295	353,483
Authorized - unlimited number without par value
Issued and outstanding – 36,233,162 (2017 – 34,637,312) (note 12(b))
Additional paid-in capital	40,456	38,443
Deficit	(409,744)	(392,865)
Accumulated other comprehensive income	16,903	17,129
	6,910	16,190
	$59,637	$66,812

Commitments and contingencies (notes 15 and 18)

Subsequent events (notes 12(b) and 20)

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board:

/s/ W. James O’Shea	/s/ Arthur H. Willms
Director	Director

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2018 and 2017

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2018	December 31, 2017
Revenue:
Product and royalty revenues	$27,051	$23,811
Licensing and other fees	1,623	197
	28,674	24,008
Cost of goods sold	8,294	6,776
Gross margin	20,380	17,232
Expenses:
Selling, general and administration	42,578	36,694
Amortization (notes 8 and 9)	4,143	3,517
	46,721	40,211
Operating loss	(26,341)	(22,979)

Other income (expense):
Gain on disposal of Canadian Operations (notes 1 and 9)	18,489	-
Other expense on modification of long-term debt (note 11)	-	(1,451)
Interest expense	(5,977)	(5,695)
Other expense	(578)	(511)
Foreign exchange (loss) gain	(2,134)	1,188
	9,800	(6,469)
Loss before income taxes	(16,541)	(29,448)
Income tax expense (note 16)	(38)	(363)
Net loss	$(16,579)	$(29,811)

Other comprehensive loss:
Foreign currency translation adjustments	(226)	791
Comprehensive loss	$(16,805)	$(29,020)
Loss per common share (note 14)
Basic and diluted	$(0.47)	$(0.90)
Weighted average common shares outstanding (note 14)
Basic	35,148,303	33,192,480
Diluted	35,148,303	33,227,924

See accompanying notes to the consolidated financial statements.

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Consolidated Statements of Stockholders’ Equity

(Expressed in thousands of U.S. dollars, except number of common shares)

	Number of common shares	Common shares	Additional paid-in capital	Deficit	Accumulated other comprehensive income	Total stockholders’ equity
Balance at December 31, 2016	31,884,420	$344,928	$35,812	$(363,054)	$16,338	$34,024
Net loss	-	-	-	(29,811)	-	(29,811)
Issuance of common stock (note 12(b))	2,453,051	8,487	-	-	-	8,487
Share issue costs	-	(1,072)	-	-	-	(1,072)
Common stock issued upon exercise of options (note 12(b))	265,495	384	-	-	-	384
Reallocation of additional paid-in capital arising from stock-based compensation related to exercise of options	-	360	(360)	-	-	-
Reallocation of stock-based compensation liability arising from stock-based compensation related to exercise of options	-	29	-	-	-	29
Issuance of common shares on vesting of restricted share units, net of tax (note 12(b))	34,346	367	(432)			(65)
Issuance of warrants (note 11)	-	-	1,200	-	-	1,200
Stock-based compensation expense	-	-	2,223	-	-	2,223
Foreign currency translation adjustments	-	-	-	-	791	791
Balance at December 31, 2017	34,637,312	353,483	38,443	(392,865)	17,129	16,190
Adoption of accounting standards (note 3)	-	-	-	(300)	-	(300)
				(393,165)		15,890
Net loss	-	-	-	(16,579)	-	(16,579)
Issuance of common stock (note 12(b))	1,361,691	5,392	-	-	-	5,392
Share issue costs	-	(231)	-	-	-	(231)
Common stock issued upon exercise of options (note 12)	219,749	258	-	-	-	258
Reallocation of additional paid in capital arising from stock-based compensation related to exercise of options	-	226	(226)	-	-	-
Issuance of common shares on vesting of restricted share units, net of tax (note 12(b))	14,410	167	(190)	-	-	(23)
Issuance of warrants (note 11)	-	-	936	-	-	936
Stock-based compensation expense	-	-	1,493	-	-	1,493
Foreign currency translation adjustments	-	-	-	-	(226)	(226)
Balance at December 31, 2018	36,233,162	$359,295	$40,456	$(409,744)	$16,903	$6,910

See accompanying notes to the consolidated financial statements.

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Consolidated Statements of Cash Flows

For the years ended December 31, 2018 and 2017

(Expressed in thousands of U.S. dollars)

	December 31, 2018	December 31, 2017
Operating activities:
Net loss	$(16,579)	$(29,811)
Items not affecting cash:
Amortization (notes 8 and 9)	4,143	3,517
Accretion of long-term debt	794	1,549
Interest paid in-kind on long-term debt (note 11)	1,679	778
Stock-based compensation expense, net (note 13)	1,678	2,065
Write-down of inventory (note 7)	340	295
G Gain on disposal of Canadian Operations (note 1)	(18,489)	-
Unrealized foreign exchange loss (gain)	1,863	(1,738)
Changes in operating assets and liabilities:
Accounts receivable	(2,036)	448
Inventories	400	(1,533)
Prepaid expenses and other assets	43	510
Deferred revenue	(1,604)	(197)
Accounts payable and accrued liabilities	1,930	(675)
Other long-term liabilities	59	(31)
Net cash used in operating activities	(25,779)	(24,823)

Investing activities:
Proceeds of disposal of Canadian Operations (note 1)	19,095	-
Purchase of property and equipment	(284)	(5)
Purchase of intangible assets	(4,705)	(5,229)
Net cash provided by (used in) investing activities	14,106	(5,234)

Financing activities:
Issuance of common stock (note 12(b))	5,392	8,487
Share issue costs	(231)	(1,072)
Issuance of common stock upon exercise of stock options (note 12(b))	258	384
Income tax withholdings on vesting of restricted share units	(23)	(65)
Proceeds from issuance of long-term debt	-	20,000
Financing fees on issuance of long-term debt	(21)	(518)
Payment of deferred consideration	-	(2,815)
Net cash provided by financing activities	5,375	24,401

Decrease in cash, cash equivalents, and restricted cash during the year	(6,298)	(5,656)
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(313)	532
Cash, cash equivalents, and restricted cash, beginning of year	24,181	29,305
Cash, cash equivalents, and restricted cash, end of year	$17,570	$24,181

Supplemental cash flow information:
Interest paid	$3,778	$3,477
Interest received	149	95
Cash (paid) received for income taxes	(146)	334

See accompanying notes to the consolidated financial statements.

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

1.	Basis of presentation:

Correvio Pharma Corp. (the “Company” or “Correvio”) was incorporated on March 7, 2018 under the laws of the Canada Business Corporations Act as part of a court approved Plan of Arrangement (the “Arrangement”) to reorganize Cardiome Pharma Corp. (“Cardiome”). The Company’s head office is located at 1441 Creekside Drive, Vancouver, BC, V4S 4J7.

Pursuant to the Arrangement effective May 15, 2018, substantially all of the assets and liabilities of Cardiome excluding its Canadian business portfolio were transferred to Correvio and the shareholders of Cardiome received common shares, on a one-for-one basis, of Correvio. Immediately following the reorganization of Cardiome, Cipher Pharmaceuticals Inc. (“Cipher”) acquired the Canadian business portfolio of Cardiome on May 15, 2018 by way of the acquisition of all of the issued and outstanding commons shares of Cardiome for an aggregate cash consideration in Canadian dollars (C$) of C$25,500. C$24,500 was received immediately upon closing with C$1,000 receivable in increments of C$250 in each of the four successive quarters subsequent to closing, the first and second of which were received in August 2018 and November 2018. The Canadian income tax losses and other Canadian tax pools of Cardiome remained with Cardiome and were sold to Cipher. Cardiome’s management team and employees became employees of the Company and assumed the same positions they occupied in Cardiome. As a result of the Arrangement, the Company holds all of Cardiome’s pre-transaction assets and assumed liabilities, excluding the Canadian business portfolio acquired by Cipher effective May 15, 2018. In the second quarter of 2018, the Company recorded a gain of $18,489, from its disposition of the Canadian business portfolio and the related tax balances.

The consolidated financial statements for all periods presented herein include the consolidated operations of Cardiome until May 15, 2018 and the operations of the Company thereafter. As a non-recurring related party transaction between companies under common control at the time of the Arrangement, the assets and liabilities were transferred at their carrying values using the continuity-of-interests method of accounting. For accounting purposes, the Company is considered to have continued Cardiome’s pharmaceutical business that was transferred; accordingly, these consolidated financial statements include the consolidated historical operations and changes in the consolidated financial position of Cardiome to May 15, 2018 and those of the Company thereafter. The consolidated balance sheet presented herein as at December 31, 2017 is that of Cardiome and its subsidiaries. Reference in these consolidated financial statements to “the Company” refers to “Cardiome” prior to May 15, 2018.

Correvio (including its former parent Cardiome until May 15, 2018) is a specialty pharmaceutical company dedicated to offering patients and healthcare providers innovative therapeutic options that effectively and conveniently manage acute medical conditions to improve health and quality of life. Correvio strives to find innovative, differentiated medicines that provide therapeutic and economic value to patients, physicians and healthcare systems. Correvio currently has two marketed, in-hospital cardiology products, Brinavess® (vernakalant IV), for the rapid conversion of recent onset atrial fibrillation to sinus rhythm in adults, and Aggrastat® (tirofiban HCl), a reversible GP IIb/IIIa inhibitor indicated for use in patients with acute coronary syndrome, which are commercially available in markets outside of the United States. Correvio

2

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

1.	Basis of presentation (continued):

has licensed a European-approved antibiotic, Xydalba™ (dalbavancin), a second generation, semi-synthetic lipoglycopeptide for the treatment of acute bacterial skin and skin structure infections in adults. Correvio has also licensed Zevtera®/Mabelio® (ceftobiprole medocaril sodium), a cephalosporin antibiotic for the treatment of community-acquired and hospital-acquired pneumonia. In addition, Correvio has also licensed commercialization rights to a pre-registration drug/device combination product, Trevyent®, for the treatment of pulmonary arterial hypertension in certain regions outside the United States and commercialization rights to cardiology products Esmocard® and Esmocard Lyo® (esmolol hydrochloride), a short-acting beta-blocker used to control rapid heart rate in a number of cardiovascular indications, in certain European countries.

As of December 31, 2018, the Company had $15,596 in cash and cash equivalents, compared to $22,081 at December 31, 2017. The Company has a history of incurring operating losses and negative cash flows from operations. Based on current projections, the Company may not have sufficient capital to fund its current planned operations during the twelve-month period subsequent to the issuance of these consolidated financial statements. The Company is dependent on its ability to raise additional debt or equity financing and to meet revenue covenants in order to meet its current planned operations during the twelve-month period subsequent to the issuance of these consolidated financial statements. There can be no assurance that the Company will be able to raise such additional financing. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the consolidated financial statements issuance date. The accompanying financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of significant accounting policies:

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and are presented in U.S. dollars. The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

(a)	Principles of consolidation:

The consolidated financial statements include the accounts of Correvio Pharma Corp. and its wholly-owned subsidiaries from their respective dates of acquisition of control. All intercompany transactions and balances have been eliminated on consolidation.

3

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

2.	Summary of significant accounting policies (continued):

(b)	Use of estimates:

The consolidated financial statements have been prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Significant areas requiring the use of accounting judgments and estimates include accounting for amounts recorded in connection with recoverability of inventories, carrying value of intangible assets, revenue recognition, bad debt and doubtful accounts, income taxes, stock-based compensation expense, and commitments and contingencies. The reported amounts and note disclosure are determined using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned course of action. Actual results could differ from those estimates.

(c)	Foreign currency translation:

The net assets of foreign subsidiaries where the local currencies have been determined to be the functional currencies are translated into U.S. dollars using exchange rates at the balance sheet dates. Equity is translated at historical rates and revenue and expenses are translated at exchange rates prevailing during the period. The foreign exchange gains and losses arising from translation are recorded in the foreign currency translation account, which is included in other comprehensive income and reflected as a separate component of equity. For those subsidiaries where the U.S. dollar has been determined to be the functional currency, non-monetary foreign currency assets and liabilities are translated using historical rates, while monetary assets and liabilities are translated at the period-end exchange rates. Revenues and expenses denominated in foreign currencies are translated at exchange rates in effect at the time of the transactions. Foreign exchange gains and losses are recorded in net loss for the period.

(d)	Fair value measurements of financial instruments:

Fair value measurements of financial instruments are determined by using a fair value hierarchy that prioritizes the inputs to valuation techniques into three levels according to the relative reliability of the inputs used to estimate the fair values.

The three levels of inputs used to measure fair value are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical financial instruments;

Level 2 - Inputs other than quoted prices that are observable for the financial instrument either directly or indirectly; and

Level 3 - Inputs that are not based on observable market data.

In determining fair value measurements, the most observable inputs are used when available. The fair value hierarchy level at which a financial instrument is categorized is determined on the basis of the lowest level input that is significant to the fair value measurement.

4

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

2.	Summary of significant accounting policies (continued):

(e)	Cash and cash equivalents:

Cash and cash equivalents include cash and short-term deposits with original maturities of 90 days or less. Short-term deposits are valued at amortized cost. The carrying amounts approximate fair value due to the short-term maturities of these instruments.

(f)	Allowance for doubtful accounts:

The Company maintains an allowance for accounts for estimated losses that may result from our customers’ inability to pay. The Company estimates an allowance for doubtful accounts primarily based on the credit worthiness of customers, aging of receivable balances and general economic conditions. Amounts later determined and specifically identified to be uncollectible are charged against this allowance.

(g)	Inventories:

Inventories consist of finished goods, unfinished product (work in process) and raw materials and are valued at the lower of cost or estimated net realizable value, determined on a first-in-first-out basis. Cost is defined as all costs that relate to bringing the inventory to its present condition and location under normal operating conditions. Estimated net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. Inventories not expected to be utilized within the next 12 months are classified as long-term.

The components of inventory and inventory purchase commitments are reviewed on a regular basis for excess and obsolete inventory based on estimated future usage and sales, demand from drug distributors and hospitals and economic conditions. Management believes that the estimates used in calculating the inventory provision are reasonable and properly reflect the risk of excess and obsolete inventory.

(h)	Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Laboratory equipment	5 years
Production equipment	7 years
Computer equipment	3-5 years
Software	3-5 years
Furniture and office equipment	5-7 years

5

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

2.	Summary of significant accounting policies (continued):

Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful life or the initial lease term.

(i)	Intangible assets:

Intangible assets are comprised of patent costs, trade name, marketing rights and licenses, all of which have a definite life. Patent costs which are associated with the preparation, filing, and obtaining of patents are capitalized. Maintenance costs of patents are expensed as incurred.

The estimated useful life of an intangible asset with a definite life is the period over which the asset is expected to contribute to future cash flows. When determining the useful life, the Company considers the expected use of the asset, useful life of a related intangible asset, any legal, regulatory or contractual provisions that limit the useful life, any legal, regulatory, or contractual renewal or extension provisions without substantial costs or modifications to the existing terms and conditions, the effects of obsolescence, demand, competition and other economic factors, and the expected level of maintenance expenditures relative to the cost of the asset required to obtain future cash flows from the asset.

Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Patents	over the patent life
Trade name	10 years
Marketing rights	10 years
Licenses	over the license term

(j)	Goodwill:

Goodwill represents the excess of the purchase price of an acquired enterprise over the fair value assigned to assets acquired and liabilities assumed in a business combination. Goodwill is allocated as of the date of the business combination to the reporting units that are expected to benefit from the synergies of the business combination. Goodwill is not amortized, but reviewed for impairment on an annual basis or more frequently if impairment indicators arise. Qualitative factors are first assessed to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the qualitative assessment indicates that the reporting unit may be impaired, a two-step impairment test which considers, among other things, the fair value of reporting units based on discounted estimated future cash flows, is performed.

6

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

2.	Summary of significant accounting policies (continued):

(k)	Impairment of long-lived assets:

Long-lived assets, including property and equipment, and definite life intangible assets other than goodwill, are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. The Company determines whether the carrying value of a long-lived depreciable asset or asset group is recoverable based on its estimates of future asset utilization and undiscounted expected future cash flows the assets are expected to generate. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.

(l)	Deferred revenue:

Deferred revenue is recorded when upfront payments on distribution agreements are received. The deferred revenue is amortized into income over the applicable earnings period or when no further performance obligations exist.

(m)	Revenue recognition:

The Company generates revenue primarily through the sale of its commercialized products and royalties. Product revenue is recognized at a point in time. Royalty revenue is recognized in the period in which the obligation is satisfied and the corresponding sales by its corporate partner occurs. The Company also earns licensing revenue from collaboration and license agreements from the commercial sale of approved products. Licensing revenue is recognized over time.

(n)	Clinical trial expenses:

Clinical trial expenses are a component of research and development costs and include fees paid to contract research organizations, investigators and other vendors who conduct certain product development activities on the Company’s behalf. The amount of clinical trial expenses recognized in a period related to service agreements are based on estimates of the work performed using an accrual basis of accounting. These estimates are based on patient enrollment, services provided and goods delivered, contractual terms and experience with similar contracts. The Company monitors these factors to the extent possible and adjusts its estimates accordingly. Prepaid expenses or accrued liabilities are adjusted if payments to service providers differ from estimates of the amount of service completed in a given period.

7

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

2.	Summary of significant accounting policies (continued):

(o)	Stock-based compensation and other stock-based payments:

Stock options and restricted share units granted to the Company’s directors, executive officers and employees are accounted for using the fair-value based method. Under this method, compensation expense for stock options is measured at fair value at the date of grant using the Black-Scholes valuation model and is expensed over the award’s vesting period on a graded basis. Stock options granted to consultants and to foreign employees with Canadian dollar denominated stock options are subject to variable accounting treatment and are re-valued at fair value at each balance sheet date until exercise, expiry or forfeiture. Compensation expense for restricted share units is measured at fair value at the date of grant, which is the market price of the underlying security, and is expensed over the award’s vesting period on a straight-line basis.

(p)	Income taxes:

The Company accounts for income taxes using the liability method of tax allocation. Deferred income taxes are recognized for the deferred income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income when a change in tax rates is enacted. Deferred income tax assets are evaluated periodically and if realization is not considered more likely than not, a valuation allowance is provided. Income tax credits, such as investment tax credits, are included as part of the provision for income taxes.

(q)	Earnings (loss) per share:

Basic earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the treasury stock method. When the effect of options and other securities convertible into common shares is anti-dilutive, including when the Company has incurred a loss for the period, basic and diluted loss per share are generally the same.

Diluted earnings (loss) per share is calculated using the weighted average number of common shares outstanding during the period, adjusted to include the number of incremental common shares that would have been outstanding if all dilutive potential common shares had been issued. Under the treasury stock method, the number of dilutive shares, if any, is determined by dividing the average market price of shares for the period into the net proceeds of in-the-money options.

8

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

2.	Summary of significant accounting policies (continued):

(r)	Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current year. As at December 31, 2017, $1,816 was reclassified from inventories to long-term inventories to reflect the expected usage of certain inventory.

3.	Accounting pronouncements adopted:

During the year ended December 31, 2018, the Company adopted the Accounting Standards Codification 606 (“ASC 606”), Revenue from Contracts with Customers, using the modified retrospective method. The Company has recognized the cumulative effect of applying ASC 606 as an adjustment to the opening balance of deficit.  The comparative information has not been restated and will continue to be reported under the accounting standards in effect for those periods. The adoption of ASC 606 did not have a material impact on its statement of operations and comprehensive loss or on its statement of cash flows. The majority of the Company’s revenue continues to be recognized when products are shipped from its warehousing and logistics facilities.  There were no changes to the treatment of cash flows and cash will continue to be collected in line with contractual terms. The cumulative effect of the adoption of ASC 606 on the Company’s consolidated January 1, 2018 balance sheet is summarized in the following table:

	December 31, 2017	Adjustments	January 1, 2018

Deferred revenue	$2,502	$300	$2,802
Deficit	$(392,865)	$(300)	$(393,165)

The transition adjustment arose from the Company’s treatment of an upfront payment it received from one of its distributors for the rights to distribute one of the Company’s commercialized products.  The upfront payment was previously amortized immediately upon receipt over a 10-year term.  Under ASC 606, the upfront payment has been deferred.

ASC 606 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers under a five-step model: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when or as a performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and identifies

9

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

3.	Accounting pronouncements adopted (continued):

performance obligations that are distinct. The Company then recognizes as revenue the amount of the transaction price when the performance obligation is satisfied. The majority of the Company’s revenue is recognized when products are shipped from its warehousing and logistics facilities. The Company accounts for shipping and handling activities that are performed after a customer has obtained control of a good as fulfillment costs rather than as separate performance obligations.

The following table presents the Company’s revenues disaggregated by revenue source:

Year ended December 31,	2018	2017

Cardiology	$22,497	$22,753
Antibiotic	6,177	1,255
	$28,674	$24,008

The Company also disaggregates revenues by geography (note 19).

During the year ended December 31, 2018, the Company adopted ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”, which requires that amounts generally described as restricted cash to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Aside from conforming to new cash flow presentation and restricted cash disclosure requirements, the adoption of ASU 2016-18 did not have a material impact on the Company’s financial position and results of operations.

During the year ended December 31, 2018, the Company adopted ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new standard clarifies certain aspects of the statement of cash flows and aims to reduce diversity in practice regarding how certain transactions are classified in the statement of cash flows. The adoption of this guidance did not have a material impact on the Company's financial position and results of operations.

During the year ended December 31, 2018, the Company adopted ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other Than Inventory. This new standard eliminates the deferral of the tax effects of intra-entity asset transfers other than inventory. As a result, the income tax consequences from the intra-entity transfer of an asset other than inventory and associated changes to deferred taxes will be recognized when the transfer occurs. The adoption of this guidance did not have a material impact on the Company's financial position and results of operations.

10

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

3.	Accounting pronouncements adopted (continued):

During the year ended December 31, 2018, the Company adopted ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”. ASU 2018-07 is intended to more closely align the accounting for employee and non-employee share-based payments. Under the new guidance, the measurement of equity-classified non-employee awards will be fixed at the grant date. The adoption of this guidance did not have a material impact on the Company’s financial position and results of operations.

4.	Recent pronouncements:

On January 1, 2019, the Company adopted Accounting Standards Update No. (“ASU”) 2016-02, “Leases”, which requires lessees to recognize all leases, including operating leases, with a term greater than 12 months on the balance sheet, for the rights and obligations created by those leases. In July 2018, the FASB issued ASU 2018-11, “Leases”, which offers a transition option where companies can elect to apply the new guidance using a modified retrospective approach at the beginning of the year of adoption rather than to the earliest comparative period presented in the financial statements. The Company adopted the new leasing standard on January 1, 2019 using the modified retrospective approach and used the effective date as its date of initial application. A cumulative catch-up adjustment will not be required on the date of adoption. The Company also elected the package of practical expedients which permits the Company to not reassess under its prior conclusions about lease identification, lease classification and initial direct costs. On adoption, the Company expects to recognize additional operating liabilities of approximately $2,680, with corresponding right-of-use assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for existing operating leases, adjusted for unamortized lease inducements received of approximately $260. Leases with an initial term of less than 12 months will be expensed as incurred.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment”. ASU 2017-04 eliminates the need to determine the fair value of individual assets and liabilities of a reporting unit to measure the goodwill impairment. The goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The revised guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is evaluating the revised guidance to determine whether there will be any impact on its consolidated financial statements.

5.	Financial instruments:

Financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and long-term debt. The fair values of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued liabilities approximate carrying values because of their short-term nature. The Company’s long-term debt is recorded under the effective interest method (note 11). The fair value of long-term debt approximates its carrying value because there have been no significant changes in interest rates or the creditworthiness of the Company since the debt was last amended in March 2018. The long-term debt is classified as Level 2 of the fair value hierarchy.

11

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

5.	Financial instruments (continued):

The Company’s financial instruments are exposed to certain financial risks, including credit risk and market risk.

(a)	Credit risk:

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and cash equivalents and accounts receivable. The carrying amount of the financial assets represents the maximum credit exposure. The Company limits its exposure to credit risk on cash and cash equivalents by placing these financial instruments with high-credit quality financial institutions.

The Company is subject to credit risk related to its accounts receivable. The majority of the Company’s accounts receivable arise from product sales which are primarily due from drug distributors and hospitals. The Company monitors the creditworthiness of its customers so that it can properly assess and respond to changes in their credit profile.

(b)	Market risk:

Market risk is the risk that changes in market prices, such as foreign currency exchange rates and interest rates will affect the Company’s income or the value of the financial instruments held.

(i)	Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign currency risk as a portion of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, revenue, and operating expenses are denominated in other than U.S. dollars. The Company manages foreign currency risk by holding cash and cash equivalents in foreign currencies to support forecasted foreign currency cash outflows. The Company has not entered into any forward foreign exchange contracts.

(ii)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial instruments that potentially subject the Company to interest rate risk include cash and cash equivalents. The Company is exposed to interest rate cash flow risk on its cash and cash equivalents as these instruments bear interest based on current market rates.

12

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

6.	Restricted cash:

At December 31, 2018, the Company had restricted cash relating to deposits pledged as collateral for bank guarantees for sales contracts with various hospitals and health authorities of $1,739 (December 31, 2017 - $1,863) and deposits pledged as collateral for operating lease arrangements of $235 (December 31, 2017 - $237).

The following table provides a reconciliation of cash, cash equivalents, and restricted cash that sum to the total of the amounts shown in the consolidated statement of cash flows:

	December 31,	December 31,
	2018	2017

Cash and cash equivalents	$15,596	$22,081
Restricted cash	1,974	2,100

Cash, cash equivalents, and restricted cash	$17,570	$24,181

7.	Inventories:

	December 31,	December 31,
	2018	2017

Finished goods	$3,288	$3,326
Work in process	586	891
Raw materials	1,947	2,210
Inventories	$5,821	$6,427
Less: current	(4,158)	(4,611)

Long-term inventories	$1,663	$1,816

During the year ended December 31, 2018, the Company had a write-down of inventory of $340 (2017 – $295).

13

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

8.	Property and equipment:

		Accumulated	Net book
December 31, 2018	Cost	amortization	value

Production equipment	$67	$42	$25
Software	55	55	-
Computer equipment	231	138	93
Leasehold improvements	574	209	365
Furniture and office equipment	177	148	29

	$1,104	$592	$512

		Accumulated	Net book
December 31, 2017	Cost	amortization	value

Production equipment	$70	$29	$41
Software	90	58	32
Computer equipment	152	122	30
Leasehold improvements	399	144	255
Furniture and office equipment	177	119	58

	$888	$472	$416

Amortization expense for the year ended December 31, 2018 amounted to $124 (2017 - $143).

14

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

9.	Intangible assets:

		Accumulated	Net book
December 31, 2018	Cost	amortization	value

Licenses	$22,538	$4,360	$18,178
Marketing rights	15,028	7,667	7,361
Trade name	1,074	564	510
Patents	4,126	3,706	420

	$42,766	$16,297	$26,469

		Accumulated	Net book
December 31, 2017	Cost	amortization	value

Licenses	$19,852	$2,551	$17,301
Marketing rights	15,830	6,531	9,299
Trade name	1,131	466	665
Patents	4,362	3,821	541

	$41,175	$13,369	$27,806

In May 2016, the Company announced the execution of a license agreement with Allergan plc (“Allergan”), for the rights to commercialize dalbavancin (branded DALVANCE® in the U.S. and XYDALBATM in the rest of the world) in France, the United Kingdom, Germany, Belgium, Nordic nations, other European nations and various Middle Eastern nations. As consideration for the rights and licenses granted, the Company made non-refundable payments to Allergan of $13,000, along with incurring other transaction costs during the year ended December 31, 2016. The license is being amortized over the life of the agreement of 10 years. In the second quarter of 2018, the Company made a milestone payment to Allergan of $4,537. Amortization expense related to this milestone payment for the year ended December 31, 2018 amounted to $550.  This milestone payment had been previously included as part of the Company’s commitments note, rather than being recorded as an asset and related liability at December 31, 2017. Additional non-refundable milestone payments may be due to Allergan upon the Company’s achievement of various milestones and will be recognized when the Company considers the milestone to be probable.

In September 2017, the Company announced the execution of a distribution and license agreement with Basilea Pharmaceutica International Ltd. (“Basilea”), for the rights to commercialize Zevtera®/Mabelio® (ceftobiprole medocaril sodium) in 34 European countries and Israel. As consideration for the rights and licenses granted, the Company made a non-refundable payment to Basilea of CHF 5,000 ($5,200). On December 31, 2018, the Company accrued $286 for a milestone payment as the Company assessed that it was probable that a pre-determined

15

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

9.	Intangible assets (continued):

level of annual net sales for future years would be achieved. The milestone payment has been recorded in long-term liabilities. Additional non-refundable milestone payments may be due to Basilea upon the Company’s achievement of various milestones. Additional milestone payments may also be due to Basilea based on achievement of pre-determined levels of annual net sales. The license is being amortized over the life of the agreement of 15 years.

As part of the Arrangement (note 1), the Company divested its Canadian business portfolio, which included $1,349 in licenses, to Cipher. A gain on disposal of this Canadian business portfolio of $18,489 was recognized in the second quarter of 2018.

Amortization and depreciation expense for the year ended December 31, 2018 amounted to $4,019 (2017 - $3,374).

The estimated aggregate amortization expense for intangible assets held at December 31, 2018, for each of the five succeeding years is expected as follows:

2019	$3,814
2020	3,795
2021	3,761
2022	3,737
2023	3,721

10.	Accounts payable and accrued liabilities:

	December 31,	December 31,
	2018	2017

Trade accounts payable	$4,213	$4,007
Employee-related accruals	3,249	2,310
Other accrued liabilities	1,941	1,384

	$9,403	$7,701
16

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

11.	Long term debt:

	December 31,	December 31,
	2018	2017

Long-term debt, net of unamortized debt issuance costs	$41,517	$40,000
Less: current portion	-	-

Long-term debt, net of unamortized debt issuance costs	$41,517	$40,000

On June 13, 2016, the Company entered into a term loan agreement with CRG-managed funds (“CRG”) for up to $30,000 consisting of three tranches bearing interest at 14% per annum. The first tranche of $20,000 was drawn at closing and was used to extinguish long-term debt for general corporate purposes. The second and third tranches of $5,000 each were never drawn.

On May 11, 2017, the Company amended the terms of its term loan agreement (the “first amendment”). Under the terms of the amended agreement, up to $50,000 was available to the Company consisting of four tranches bearing interest at 13% per annum. The first tranche of $20,000 was drawn on June 13, 2016 when the Company entered into the original term loan agreement, and a second tranche of $10,000 was drawn on the date of the first amendment. A third tranche of $10,000 was drawn on August 8, 2017. The fourth tranche of up to $10,000 was never drawn. The loan matures on March 31, 2022 and is secured by substantially all of the assets of the Company. Under the terms of the amended agreement, an interest-only period is provided such that principal repayment begins in June 2020. If certain revenue milestones are met by the Company, the interest-only period may be extended such that there is only one principal payment at maturity.

Interest is payable on a quarterly basis through the full term of the loan. Interest payments may be split, at the Company’s option, between 9% per annum cash interest and 4% per annum paid in-kind interest in the form of additional term loans until March 31, 2020. Subsequent to March 31, 2020, interest shall be payable entirely in cash. If certain revenue milestones are met by the Company, the period in which the Company, at its option, may split its interest payments between 9% per annum cash interest and 4% per annum paid in-kind interest in the form of additional term loans may be extended to March 31, 2022. During the year ended December 31, 2018, the Company paid in-kind interest of $1,679 (2017 - $778). The face value of the Company’s long-term debt at December 31, 2018 is $42,457 (2017 - $40,778). On the maturity date, a back-end facility fee of 8% of the aggregate amount of the term loan will be payable to CRG, including the impact of any amounts accrued as paid in-kind interest. As a result, the Company is accruing the amount up to $45,854 under the effective interest method which will be the amount payable at maturity. The effective interest rate of the long-term debt is 17%.

17

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

11.	Long term debt (continued):

In consideration for entering into the first amendment, 700,000 warrants with a strike price of $4.00 per common share were issued to CRG as of the date of the amended agreement. The warrants have a term of 5 years and are classified as equity. The warrants were fair valued at $1,200 using the Black-Scholes model and are being accounted for as a discount to the long-term debt on a proportionate basis to the fair value of the entire long-term debt as of the date of the amended agreement. The discount is being amortized to interest expense over the life of the amended agreement under the effective interest method.

The Company is required to meet certain annual revenue covenants. If the revenue covenants are not met, the Company may exercise a cure right within 90 days of year-end by issuing additional common shares in exchange for cash or by borrowing subordinated debt in an amount equal to two times the difference between the minimum required revenue and the Company’s revenue. The cash received from the cure right would be used to repay the principal. On March 27, 2018, the Company entered into an agreement with CRG to amend the terms of the loan to adjust the annual revenue covenants (the “second amendment”). In consideration for the second amendment, the Company issued 800,000 warrants with a strike price of $2.50 per common share to CRG as of the date of the second amendment. The warrants have a term of 5 years and are classified as equity. The warrants were fair valued at $936 using the Black-Scholes model and are being accounted for as a discount to the long-term debt on a proportionate basis to the fair value of the entire long-term debt as of the date of the amended agreement. The discount is being amortized to interest expense over the life of the amended agreement under the effective interest method.

The Company was in compliance with the amended annual revenue covenants for the years ended December 31, 2018 and 2017.

The Company incurred expenses of $1,451 in connection with the modification of long-term debt in the second quarter of 2017 which is included in other expense.

Future repayments, assuming the Company continues to meet the amended revenue covenants, are as follows:

2019	$-
2020	15,921
2021	21,229
2022	8,704
2023	-

Total repayments	$45,854
18

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

12.	Share capital:

(a)	Authorized:

The authorized share capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value issuable in series.

(b)	Issued and outstanding:

Number
Common shares	of shares

Balance, December 31, 2016	31,884,420
Issued through at-the-market offering (i)	1,958,598
Issued to Lincoln Park Capital Fund, LLC (ii)	494,453
Issued for cash upon exercise of options	215,000
Issued upon exercise of options in cashless transaction	50,495
Issued upon vesting of restricted share units, net of tax	34,346

Balance, December 31, 2017	34,637,312
Issued through at-the-market offering (iii)	1,361,691
Issued for cash upon exercise of options	200,000
Issued upon exercise of options in cashless transaction	19,749
Issued upon vesting of restricted share units, net of tax	14,410

Balance, December 31, 2018	36,233,162

(i)	On March 7, 2016, the Company filed an Amended and Restated At Market Issuance Sales Agreement (the “Sales Agreement”) with FBR Capital Markets & Co. (“FBR”) and MLV & Co. LLC (“MLV”). The Company also filed a prospectus supplement pertaining to the Sales Agreement under which the Company may issue common shares through at-the-market (“ATM”) offerings with FBR and MLV as agents, up to an aggregate of $6,900. During the year ended December 31, 2017, 1,666,765 common shares were issued for gross proceeds of $6,890 under this prospectus supplement.

On August 10, 2017, the Company filed a new prospectus supplement under which the Company may issue common shares through ATM offerings with FBR and MLV as agents, up to an aggregate of $10,700. During the year ended December 31, 2017, 291,833 common shares were issued for gross proceeds of $630 under this prospectus supplement. The Sales Agreement was terminated in April 2018.

19

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

12.	Share capital (continued):

(ii)	On January 12, 2016, the Company completed a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”) which allowed LPC to purchase up to an aggregate value of $20,000 worth of common shares in the capital of the Company. On March 7, 2016, the Company filed a prospectus supplement pertaining to the Purchase Agreement, under which the Company may sell its common shares to LPC up to an aggregate of $6,900. During the year ended December 31, 2017, the Company issued 494,453 common shares under the Purchase Agreement to LPC for gross proceeds of $967. The Purchase Agreement was terminated in April 2018.

(iii)	On July 5, 2018, the Company filed a short form base shelf prospectus with the securities regulatory authorities in Canada, other than Quebec, and the United States Securities and Exchange Commission under a registration statement on Form F-10 (together, the “Base Shelf Prospectuses”). The Base Shelf Prospectuses provide for the potential offering in Canada and the United States of up to an aggregate of $250,000 of the Company’s common shares, preferred shares, debt securities, warrants, subscription receipts and units from time to time over a 25-month period.

On July 10, 2018, the Company filed a prospectus supplement pertaining to sales under an At Market Issuance Sales Agreement (the “ATM Sales Agreement”) with B. Riley FBR, Inc. (“BRFBR”). Under the terms of the ATM Sales Agreement, the Company could sell through at-the-market offerings, with BRFBR as agent, such common shares as would have an aggregate offer price of up to $30,000, subject to an aggregate maximum of $13,000 that may be offered and sold under the prospectus supplement. BRFBR, at the Company’s discretion and instruction, is required to use its commercially reasonable efforts to sell the common shares at market prices. During the year ended December 31, 2018, the Company issued 1,361,691 common shares for gross proceeds of $5,392. Subsequent to December 31, 2018, the Company issued 2,970,781 common shares for gross proceeds of $6,347. The ATM Sales Agreement was terminated on March 1, 2019.

20

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

13.	Share-based compensation:

(a)	Stock options:

Under the terms of the Company’s incentive stock option plan (the “Plan”), the Company may grant options to directors, executive officers, employees and consultants of the Company. The Plan provides for granting of options at the fair market value of the Company’s common shares at the grant date. Options generally vest over periods of up to four years with an expiry term of five years and generally vest in equal amounts at the end of each month. The maximum number of shares available for issue under the Plan is a rolling number equal to a maximum of 12.5% of the issued common shares outstanding at the time of grant. The maximum number of stock options issuable to insiders under the Plan is restricted to 10% of the issued and outstanding common shares of the Company.

Details of the stock option transactions for the years ended December 31, 2018 and 2017 are summarized as follows:

	Number	Weighted average exercise price (CAD$)	Weighted average remaining contractual life (years)	Aggregate intrinsic value (CAD$)
Outstanding as at December 31, 2016	2,001,557	5.82	2.72	1,110

Options granted	1,242,500	4.16
Options exercised	(324,000)	2.16
Options forfeited	(20,000)	5.10
Options expired	(8,000)	1.70
Outstanding as at December 31, 2017	2,892,057	5.52	3.07	69

Options granted	1,082,000	2.76
Options exercised	(267,000)	1.66
Options forfeited	(30,183)	7.27
Options expired	(157,000)	4.88
Outstanding as at December 31, 2018	3,519,874	5.04	3.07	820
Exercisable as at December 31, 2018	2,315,651	5.88	2.71	228

The outstanding options expire at various dates ranging from August 13, 2019 to December 10, 2023.

At December 31, 2018, stock options to executive officers and directors, employees and consultants were outstanding as follows:

21

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

13.	Share-based compensation (continued):

	Options outstanding			Options exercisable
			Weighted	Weighted	Weighted
			average	average	average
			remaining	exercise	exercise
Range of		contractual	price	price
exercise prices (CAD$)	Number	life (years)	(CAD$)	Number	(CAD$)

$2.49 to $3.25	975,000	4.22	2.52	270,820	2.52
$3.26 to $4.03	800,000	3.20	4.01	547,210	4.01
$4.04 to $6.26	1,092,000	3.06	5.37	863,594	5.45
$6.27 to $13.28	652,874	1.22	9.52	634,027	9.53

	3,519,874	3.07	5.04	2,315,651	5.88

A summary of the Company’s non-vested stock option activity and related information for the year ended December 31, 2018 is as follows:

	Number	Weighted average
	of	grant-date fair value
Non-vested options	options	(U.S.$)

Non-vested at December 31, 2017	1,036,689	1.69
Granted	1,082,000	1.03
Vested	(914,466)	1.52

Non-vested at December 31, 2018	1,204,223	1.22

At December 31, 2018, there was $536 (2017 - $805) of total unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted average period of 1.1 years (2017 – 1.3 years).

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2018 was $68 (2017 – $495).

The aggregate fair value of vested options during the year ended December 31, 2018 was $1,394 (2017 - $1,729).

22

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

13.	Share-based compensation (continued):

For the year ended December 31, 2018, $1,408 was recorded as stock-based compensation expense with $25 being recorded against liability and $1,383 being recorded against additional paid-in capital (2017 - $1,663 was recorded as stock-based compensation expense with $158 being recorded as a recovery against liability and $1,821 being recorded against additional paid-in capital).

The weighted average fair value of stock options granted during the year ended December 31, 2018 was $1.03 (2017 - $1.53). The estimated fair value of the stock options granted was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31,	December 31,
	2018	2017

Dividend yield	-	-
Expected volatility	62.1%	63.7%
Risk-free interest rate	2.2%	1.2%
Expected average life of the options	4.0 years	3.8 years
Estimated forfeiture rate	-	-

There is no dividend yield as the Company has not paid, and does not plan to pay, dividends on its common shares. The expected volatility is based on the historical share price volatility of the Company’s daily share closing prices over a period equal to the expected life of each option grant. The risk-free interest rate is based on yields from Canadian government bond yields with a term equal to the expected term of the options being valued. The expected life of options represents the period of time that the options are expected to be outstanding based on the contractual term of the options and on historical data of option holder exercise and post-vesting employment termination history. Forfeitures are estimated at the time of grant and, if necessary, management revises that estimate if actual forfeitures differ and adjusts stock-based compensation expense accordingly.

23

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

13.	Share-based compensation (continued):

(b)	Restricted share unit plan:

The Company’s treasury-based Restricted Share Unit Plan (the “RSU Plan”) provides long-term incentives to certain executives and other key employees and to support the objective of employee share ownership through the granting of restricted share units (“RSUs”). There is no exercise price and no monetary payment is required from the employees to the Company upon grant of the RSUs or upon the subsequent issuance of shares to settle the award. The vested RSUs may be settled through the issuance of common shares from treasury, by the delivery of common shares purchased on the open market, in cash or in any combination of the foregoing, at the option of the Company. Vesting of RSUs is conditional upon the expiry of a time-based vesting period. The duration of the vesting period and other vesting terms applicable to the grant of the RSUs are determined at the time of the grant. Generally, RSUs vest annually over three years, in equal amounts, on the anniversary date of the date of grant.

Details of RSU transactions for the years ended December 31, 2018 and 2017 are summarized as follows:

	Number	Weighted average grant date fair value (USD$)	Weighted average remaining contractual life (years)	Aggregate intrinsic value (USD$)
Outstanding as at December 31, 2016	119,703	$6.95	1.71	$334

RSUs granted	52,962	3.46		194
RSUs vested	(57,003)	7.59		174
RSUs forfeited	(18,706)	6.21
Outstanding as at December 31, 2017	96,956	$4.83	1.68	$147

RSUs granted	69,872	2.43		160
RSUs vested	(95,622)	4.73		202
RSUs forfeited	(22,718)	2.58
Outstanding as at December 31, 2018	48,488	$2.63	2.50	$119

At December 31, 2018, there was $76 (2017 - $224) of total unrecognized compensation cost related to non-vested RSUs. That cost is expected to be recognized over a weighted average period of 2.4 years (2017 – 1.7 years).

24

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

13.	Share-based compensation (continued):

RSUs are valued at the market price of the underlying securities on the grant date and the compensation expense, based on the estimated number of awards expected to vest, is recognized on a straight-line basis over the three-year vesting period. On May 10, 2018, in connection with the closing of the Arrangement Agreement, 69,877 RSUs vested immediately and were settled in cash. Stock-based compensation expense in connection with the accelerated vesting of these RSUs of $175 was recorded in selling, general and administration expense.

For the year ended December 31, 2018, stock-based compensation expense related to RSUs of $270 (2017 – $402) was recorded in selling, general and administration expense.

14.	Basic and diluted loss per share:

Basic and diluted loss per share are calculated as set forth below:

Year ended December 31	2018	2017

Net loss	$(16,579)	$(29,811)
Less: recovery of fair value of liability classified awards	-	(153)
Diluted loss available to common shareholders	(16,579)	(29,964)

Weighted average number of common shares for basic loss per share	35,148,303	33,192,480
Plus: incremental shares from assumed exercise	-	35,444
Weighted average number of common shares for for diluted loss per share	35,148,303	33,227,924
Loss per share – basic and diluted	$(0.47)	$(0.90)

For the year ended December 31, 2017, $5 of the recovery of fair value of liability classified awards has been excluded from the calculation of diluted loss available to common shareholders due to the fact that it is anti-dilutive.

25

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

15.	Commitments:

(a)	Operating leases:

The Company has entered into operating leases for office space and vehicles. Future minimum payments under the various operating leases are as follows:

2019	$937
2020	754
2021	347
2022	199
2023	185
Thereafter	170

Total minimum payments required	$2,592

Rent expense for the year ended December 31, 2018 was $827 (2017 - $658).

(b)	Commitments for clinical and other agreements:

The Company entered into various clinical and other agreements requiring it to fund future expenditures of $1,613 (2017 - $7,309).

(c)	Purchase commitments:

The Company has purchase commitments with certain suppliers who assist in the production of its commercialized products. The amount of the purchase commitment is based on physical quantities manufactured; however, as at December 31, 2018, there is an aggregate minimum purchase obligation of $318 (2017 - $498).

26

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

16.	Income taxes:

The components of loss before income taxes consist of the following:

	2018	2017

Canadian	$5,015	$(14,841)
Foreign	(21,556)	(14,607)

Loss before income taxes	$(16,541)	$(29,448)

The reconciliation of income tax computed at statutory tax rates to income tax expense (recovery), using a 27% (2017 – 26.0%) statutory tax rate, is:

	December 31,	December 31,
	2018	2017

Loss before income taxes	$(16,541)	$(29,448)
Statutory tax rate	27.0%	26.0%

Income tax recovery at Canadian statutory income tax rates	$(4,466)	$(7,656)
Change in valuation allowance	(87,082)	1,625
Disposal of Canadian operations	81,690	-
Permanent differences	875	967
Expiry of investment tax credits and non-capital losses	5,838	1,243
Tax rate differences	748	790
Change in U.S. statutory rate	-	6,394
Change in Canadian statutory rate	-	(2,595)
Adjustments related to prior periods	2,167	(417)
Other differences	268	12
Income tax expense	$38	$363

As a result of tax legislation enacted in the U.S. at the end of 2017, the federal U.S. corporate tax rate applicable to years subsequent to 2017 was substantially reduced. In the prior year, the Company recorded a deferred income tax expense in respect of its U.S. operations in 2017 using the new federal rate of 21%; however, there was no impact on tax expense as a valuation allowance is provided on most of these deferred tax assets.

In the prior year, the Company also revalued its deferred tax assets in respect of its Canadian operations to reflect the increase in the Canadian corporate income tax rate to 27% for years subsequent to 2017. There was no impact on tax expense as a full valuation allowance is provided on these deferred tax assets.

27

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

16.	Income taxes (continued):

Significant components of the Company’s deferred tax assets are shown below:

	December 31,	December 31,
	2018	2017

Deferred tax assets:
Tax loss carryforwards	$27,226	$83,394
Research and development deductions and investment tax credits	-	27,168
Tax values of depreciable assets in excess of accounting values	69	3,008
Share issue costs and other	486	1,230

Total deferred tax assets	27,781	114,800
Valuation allowance	(27,398)	(114,480)

Net deferred tax assets	$383	$320

At December 31, 2018, the Company has investment tax credits of nil (2017 - $15,537) available to reduce future Canadian federal income taxes otherwise payable. The Company also has total loss carryforwards of $118,373 (2017 - $356,610) available to offset future taxable income: in Canada, in the amount of $2,580 (2017 - $200,999); in Switzerland, in the amount of $70,647 (2017 - $109,786); in the United States, in the amount of $44,679 (2017 - $45,316); and in the United Kingdom, in the amount of $467 (2017 - $508). The loss carryforwards expire between 2019 and 2038, except for the United Kingdom. The loss carryforwards in the United Kingdom do not expire.

The Company’s non-capital losses for income tax purposes expire as follows:

Non-capital
losses

2019	$6,687
2020	9,145
2021	10,358
2022	16,270
2023	14,013
Thereafter until 2038	61,900

$118,373

The Company recognizes interest and penalties related to income taxes in interest and other income. To date, the Company has not incurred any significant interest and penalties. The Company is subject to assessments by various taxation authorities which may interpret tax legislations and tax filing positions differently from the Company. The Company provides for such differences when it is likely that a taxation authority will not sustain the Company’s filing position and the amount of the tax exposure can be reasonably estimated. As at December 31, 2018, a provision of nil (2017 - nil) has been made in the financial statements for estimated tax liabilities. Tax years ranging from 2010 to 2018 remain subject to examination in the various countries we operate in.

28

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

17.	Related party transactions:

During the years ended December 31, 2018 and 2017, the Company incurred expenses for consulting services provided by a company owned by one of the officers of the Company. The amounts charged were recorded at their exchange amounts and were subject to normal trade terms. The Company incurred expenses of $226 for the year ended December 31, 2018 for services provided by the consulting company relating to general corporate matters (2017 - $193). Included in accounts payable and accrued liabilities at December 31, 2018 was $198 owing to the consulting company (2017 - $201).

18.	Contingencies:

(a)	The Company may, from time to time, be subject to claims and legal proceedings brought against it in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the consolidated financial position of the Company.

(b)	The Company entered into indemnification agreements with all officers and directors. The maximum potential amount of future payments required under these indemnification agreements is unlimited. However, the Company maintains appropriate liability insurance that limits the exposure and enables the Company to recover any future amounts paid, less any deductible amounts pursuant to the terms of the respective policies, the amounts of which are not considered material.

(c)	The Company has entered into license and research agreements with third parties that include indemnification provisions that are customary in the industry. These indemnification provisions generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party claims or damages arising from these transactions. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions is unlimited. These indemnification provisions may survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

29

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

19.	Segmented information:

Revenue is earned through the sale of the Company’s commercialized products and licensing and other fees. The Company recognizes segmentation based on geography as follows:

Year ended December 31, 2018	Europe	Rest of World	Total

Revenue	$16,165	$12,509	$28,674
Cost of goods sold	5,466	2,828	8,294

Gross margin	10,699	9,681	20,380
Gross margin %	66%	77%	71%

Year ended December 31, 2017	Europe	Rest of World	Total

Revenue	$10,953	$13,055	$24,008
Cost of goods sold	2,974	3,802	6,776

Gross margin	7,979	9,253	17,232
Gross margin %	73%	71%	72%

During the years ended December 31, 2018 and 2017, there were two customers that individually accounted for more than 10% of total revenue. In 2018, these customers accounted for 17% and 14% of total revenue (2017 – 20% and 24%).

Property and equipment by geographic area were as follows:

As at December 31	2018	2017

Europe	$253	$87
Rest of world	259	329

	$512	$416

30

CORREVIO PHARMA CORP.

(formerly Cardiome Pharma Corp.)

Notes to Consolidated Financial Statements

(Expressed in thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2018 and 2017

19.	Segmented information (continued):

Intangible assets by geographic area were as follows:

As at December 31	2018	2017

Europe	$26,469	$27,265
Rest of world	-	541

	$26,469	$27,806

20.	Subsequent event:

On March 11, 2019, the Company announced that CRG has provided Correvio with an additional credit facility of $10,000, to be drawn at the discretion of the Company in increments of $2,500 through September 30, 2019, subject to the achievement of certain revenue and market capitalization requirements. The facility will bear interest at 13% per annum and will carry the same terms and conditions as the term loan agreement (note 11).

31